As filed with the Securities and Exchange Commission on December 9, 2016

Registration No. 333-214149

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TENGASCO, INC.
(Exact Name of registrant as Specified in Our Charter)

Delaware	1311	87-0267438
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6021 South Syracuse Way, Suite 117
Greenwood Village, CO 80111
                                     (720) 420-4460
(Address, Including Zip Code, and Telephone Number,
 Including Area Code, of Registrant’s Principal Executive Offices)

Michael J. Rugen
Chief Executive Officer
6021 South Syracuse Way, Suite 117
Greenwood Village, CO 80111
                                              (720) 420-4460
(Name, Address Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

with a copy to:
Kristin L. Lentz, Esq.
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, CO 80202
(303) 892-9400

                                                 As soon as practicable after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 4629(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered (1)	Amount to be Registered		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.001 per share	12,195,446	(2)	$0.66		$8,048,994	(3)	$932.88	(4)
Nontransferable subscription rights to purchase common stock	—		—	(5)	—	(5)	—	(5)

(1)
This registration statement relates to (a) nontransferable subscription rights to purchase shares of common stock of Tengasco, Inc., which subscription rights will be issued to holders of common stock and (b) the shares of common stock deliverable upon exercise of the subscription rights pursuant to the rights offering.

(2)	Estimate.
(3)	Represents the gross proceeds from the rights offering assuming the exercise of all subscription rights to be distributed.
(4)	Previously paid.
(5)
The subscription rights are being issued without consideration.  Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required because the subscription rights are being registered in the same registration statement as the common stock underlying the subscription rights.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 9, 2016

PROSPECTUS

TENGASCO, INC.

SUBSCRIPTION RIGHTS TO PURCHASE AN AGGREGATE OF UP TO 12,195,446 SHARES OF COMMON STOCK
UP TO 12,195,446 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE SUBSCRIPTION RIGHTS

We are distributing to holders of our outstanding common stock, at no charge, nontransferable subscription rights to purchase an aggregate of up to 12,195,446 shares of our common stock at a cash subscription price of $[●] per share for maximum gross proceeds of $[●].  You will receive for each share of our common stock you own a right to purchase two shares of our common stock at an exercise price of $[●] for each share purchased.  If you exercise your rights in full, you may oversubscribe for the purchase of additional shares that remain unsubscribed at the expiration of the rights offering, subject to availability and allocation of shares among persons exercising this oversubscription privilege and to certain other limitations described below.  In no event, however, may any subscriber purchase shares of our common stock in the offering that, when aggregated with all of the shares of our common stock otherwise owned by the subscriber and his, her or its affiliates, would immediately following the closing of this rights offering represent 50% or more of our issued and outstanding shares.  You will not be entitled to receive any rights unless you hold of record shares of our common stock as of the close of business on November 21, 2016.

Our board of directors has determined that this rights offering is advisable under our present financial, operational and other circumstances.  Our board of directors formed a three-person special committee of its members charged with, among other things, recommending to the full board of directors the terms of this rights offering.  No special committee member is an employee of Tengasco or its subsidiaries nor has any personal interest in the rights offering other than his personal share ownership.  Although we expect that members of our board of directors and management may participate in the rights offering, we have no agreements or understandings with any persons or entities, including members of our board of directors, our management and any brokers or dealers, with respect to their exercise of any rights offered hereby or their participation as an underwriter, broker or dealer in this offering.

The rights will expire if they are not exercised by 5:00 p.m., New York City time, on [●], 2016 (at least 14 days following the mailing date), the expected expiration date of the rights offering.  We may extend the period for exercising the rights for up to an additional 30 days.  Subscription amounts received will be held by the subscription agent until completion of the rights offering, during which period the right holders will not earn interest.  Rights that are not exercised by the expiration date of the rights offering will expire and will have no value.  Rights may not be sold or transferred except under limited circumstances described later in this prospectus.  You should carefully consider whether to exercise your rights.  Our board of directors makes no recommendation regarding your exercise of rights.

Shares of our common stock are traded on the NYSE MKT exchange under the symbol “TGC.”  On December 8, 2016, the closing price for our common stock was $0.74 per share.  Although application has been made to list the shares of common stock offered hereby on the exchange, we cannot be sure that such listing will be granted.  See “Risk Factors.”

AN INVESTMENT IN OUR COMMON STOCK IS RISKY.  YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED ON PAGE 13 OF THIS PROSPECTUS BEFORE EXERCISING YOUR RIGHTS.

	Per Share	Total (1)
Subscription price	$[●]	$[●]
Estimated offering expenses (2)	0.01	150,933
Net proceeds to Tengasco	$[●]	$[●]

(1)	Assumes the exercise of subscription rights to purchase all 12,195,446 shares of common stock in this rights offering.
(2)	Although we will incur certain offering expenses, no underwriting discounts or commissions will be paid in connection with this offering.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is [●], 2016.

i

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus.  We take no responsibility for, and can provide no assurances as to the reliability of, any other information that you may obtain from other sources.  You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any exercise of the subscription rights.

This prospectus does not offer to sell, or ask for offers to buy, any shares of our common stock in any state or jurisdiction (within or outside the United States) where it would not be lawful or where the person making the offer is not qualified to do so.

As used in this prospectus, “Tengasco,” the “Company,” “we,” “us,” and “our” refer to Tengasco, Inc. and its subsidiaries.

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), this prospectus incorporates important business information about Tengasco that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus.  You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources.  See “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus.

INCORPORATION BY REFERENCE

The following documents are incorporated by reference into this prospectus, together with all exhibits filed therewith or incorporated therein by reference to the extent not otherwise amended or superseded by the contents of this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on March 30, 2016;

•	our Definitive Proxy Statement on Schedule 14A for our 2016 annual meeting of stockholders, as filed with the SEC on October 27, 2016; and

•
our Quarterly Reports on Form 10-Q for the quarterly periods ended March 30, 2016, June 30, 2016 and September 30, 2016, as filed with the SEC on May 13, 2016, August 12, 2016 and November 14, 2016, respectively.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the effective date of the registration statement that includes this prospectus and prior to the termination of the rights offering shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.  You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing, telephoning or e-mailing us at the following address, telephone number or e-mail address:

Tengasco, Inc.
6021 South Syracuse Way, Suite 117
Greenwood Village, CO 80111
(720) 420-4460
csorensen@tengasco.com

Copies of these filings are also available through the “Investor” section of our website at www.tengasco.com.  For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” below.

FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, in certain instances, includes forward-looking statements within the meaning of applicable securities laws.  Forward-looking statements include statements regarding the Company’s “expectations,” “anticipations,” “intentions,” “beliefs,” or “strategies” or any similar word or phrase regarding the future.  Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for 2016 and thereafter; oil and gas prices; exploration activities; development expenditures; costs of regulatory compliance; environmental matters; technological developments; future products or product development; the Company’s products and distribution development strategies; potential acquisitions or strategic alliances; liquidity and anticipated cash needs and availability; prospects for success of capital raising activities; prospects or the market for or price of the Company’s common stock; prospects for success of this offering; impact of this offering on our financial condition or prospects or the market for or price of our common stock; and control of the Company.  All forward-looking statements are based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statement.  The Company’s actual results could differ materially from the forward-looking statements.  Among the factors that could cause results to differ materially are the factors discussed in “Risk Factors” below.

Projecting the effects of commodity prices, which in past years have been extremely volatile, on production and timing of development expenditures includes many factors beyond the Company’s control.  The future estimates of net cash flows from the Company’s proved reserves and their present value are based upon various assumptions about future production levels, prices, and costs that may prove to be incorrect over time.  Any significant variance from assumptions could result in the actual future net cash flows being materially different from the estimates.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  This summary may not contain all of the information that is important to you.  This prospectus includes information about our business and our financial and operating data.  Before making an investment decision, we encourage you to read the entire prospectus carefully, including the risks discussed in the “Risk Factors” section.  We also encourage you to review our financial statements and the other information we provide in the reports and other documents that we file with the SEC, as described under “Where You Can Find More Information.”

Our Company

We are in the business of exploring for and producing oil and natural gas in Kansas.  We lease producing and non-producing properties with a view toward exploration and development.  We primarily operate oil wells in the State of Kansas.  We also own and operate a facility in Tennessee for production of electricity from landfill methane gas.

The Company was initially organized in Utah in 1916 under a name later changed to Onasco Companies, Inc.  In 1995, the Company changed its name from Onasco Companies, Inc. by merging into Tengasco, Inc., a Tennessee corporation, formed by the Company solely for this purpose.  In 2011, the stockholders of the Company approved an Agreement and Plan of Merger adopted by the Company’s board of directors which provided for the merger of the Company into a wholly-owned subsidiary formed in Delaware for the purpose of changing the Company’s state of incorporation from Tennessee to Delaware.  The merger became effective on June 12, 2011, and the Company is now a Delaware corporation.

The address of our principal executive office is 6021 South Syracuse Way, Suite 117, Greenwood Village, Colorado 80111, and our telephone number at that address is (720) 420-4460.  We are a “smaller reporting company” under rules and regulations of the SEC.

The Rights Offering

The following summary describes the principal terms of the rights offering, but is not intended to be complete.  See “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the distribution of the subscription rights and the offering.  For a more detailed description of our common stock which they represent, see “Description of Our Common Stock.”

Securities Offered
We are distributing, at no charge, to holders of our common stock nontransferable subscription rights to purchase up to an aggregate of 12,195,446 shares of our common stock.  You will receive a fixed number of subscription rights for each share of common stock owned at 5:00 p.m., New York City time, as of the record date set forth below.

Record Date	5:00 p.m., New York City time, on November 21, 2016.

Expiration Date	5:00 p.m., New York City time, on [●], 2016 (at least 14 days following the mailing date), unless extended by us, in our sole discretion, for up to an additional 30 days.

Subscription Price
$[●] per share, payable in cash.  To be effective, any payment related to the exercise of a subscription right must be received by the subscription agent before the expiration of the rights offering.
After the date of this prospectus, our common stock may trade at prices below the subscription price.  In that event, our board of directors may change the subscription price of this offering or determine to cancel or otherwise alter the terms of this offering.

Basic Subscription Privilege	Each subscription right includes a basic subscription privilege to purchase two shares, both of which must be purchased with each subscription right exercised.

Oversubscription Privilege
If a stockholder exercises all its basic subscription privileges for all shares it owns, the stockholder may exercise an oversubscription privilege to purchase at the same price, a portion of any rights offering shares not purchased by other stockholders exercising their subscription privileges in full, subject to certain limits.

No Fractional Shares
No rights may be exercised as to any fraction of a share owned, and no fractional shares will be issued in the rights offering.  However, a stockholder may exercise its rights as to all or any portion of the number of shares it owns if the portion is stated in whole numbers.

Extension or Cancellation	The Company may extend the offering or cancel it.

Shares of Common Stock Outstanding as of the Record Date	6,097,723 shares of our common stock are issued and outstanding as of the record date.

Shares of Common Stock Outstanding After Completion of the Rights Offering
We will issue approximately 12,195,446 shares of common stock in this rights offering if it is fully subscribed.  Upon consummation of the rights offering, if fully subscribed, we expect to have approximately 18,293,169 shares of outstanding common stock on a fully diluted basis.

Use of Proceeds
We intend to use the net proceeds of this offering to pay bank debt, for working capital for exploration and development growth purposes involving certain prospects being considered by the Company in several states, and for general corporate purposes.  See “Use of Proceeds.”

Procedure for Exercising Subscription Rights
If you elect to exercise your rights being distributed in the offering, you must send certain documentation and payment to the subscription agent before the offering expires.  For instructions on how your subscription documents and payment should be sent to the subscription agent, see “The Rights Offering—Required Forms of Payment of the Subscription Price.”

Nontransferability of the Rights	The rights in the rights offering may not be transferred except in very limited circumstances. See “The Rights Offering—Nontransferability of the Rights.”

No Revocation
Once exercised, the rights in the offering may not be revoked, even if you later learn information about us that you consider to be unfavorable or the market price of our common stock falls below the $[●] per share subscription price, unless we amend the terms of the offering.

Delivery of Shares	Any shares you elect to purchase in the rights offering will be delivered to you or your broker as soon as practical following the conclusion of the offering period.

No Recommendation	Our board of directors makes no recommendation as to whether any stockholder should or should not exercise its rights in the rights offering.

Market for Common Stock	The Company’s common stock is listed and trades on the NYSE MKT exchange under the ticker symbol “TGC.”

Material U.S. Federal Income Tax Consequences
The receipt and exercise of your subscription rights generally should not be taxable under U.S. federal income tax laws.  You should, however, seek specific tax advice from your own tax advisor in light of your own tax situation, including as to the applicability and effect of any other tax laws.  See “Material U.S. Federal Income Tax Consequences.”

Foreign Holders of Registered Common Stock Certificates
The subscription agent will mail rights certificates to you if your address is outside the United States or if you have an Army Post Office or a Fleet Post Office address.  To exercise your rights, you must notify the subscription agent and take all other steps which are necessary to exercise your rights on or prior to expiration of the offering.

Subscription Agent	Continental Stock Transfer & Trust Company

Risk Factors
Investors considering making an investment by exercising subscription rights in the rights offering should carefully read the information set forth in “Risk Factors” beginning on page 13 of this prospectus, the documents incorporated by reference herein, and the risks that we have highlighted in other sections of this prospectus.

Questions	Anticipated common questions are set out and answered beginning on page 7 below.

QUESTIONS AND ANSWERS RELATED TO THIS RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about this rights offering.  The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about this rights offering.  This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of this rights offering and provide additional information about us and our business, including potential risks related to this rights offering, the shares of common stock offered hereby and our business.

What is the rights offering?

The rights offering is a distribution to holders of our common stock, at no charge, of nontransferable subscription rights at the rate of one right to purchase two shares of common stock for each share of common stock owned as of November 21, 2016, the record date.  Each right will be evidenced by a nontransferable rights certificate.

What is a subscription right?

Each subscription right is a right to purchase two shares of our common stock and carries with it a basic subscription privilege and an oversubscription privilege.

What is the basic subscription privilege?

The basic subscription privilege of each right entitles you to purchase two shares of our common stock at the subscription price of $[●] per share (or $[●] per pair of shares purchased upon exercising each right).  You must purchase both of the two shares relating to each outstanding share if you wish to exercise the subscription privilege relating thereto.  You may exercise none, some, or all of the subscription rights you receive.

After the date of this prospectus, our common stock may trade at prices below the subscription price.  In that event, our board of directors may change the subscription price of this offering or determine to cancel or otherwise alter the terms of this offering.

What is the oversubscription privilege?

We do not expect that all of our stockholders will exercise all of their basic subscription rights.  By extending oversubscription privileges to our stockholders, we are providing stockholders that exercise all of their basic subscription privileges with the opportunity to purchase those shares that are not purchased by other stockholders through the exercise of their basic subscription privileges.  The oversubscription privilege of each right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of our common stock unclaimed by other holders of rights in the rights offering, at the same subscription price of $[●] per share.  If an insufficient number of shares is available to fully satisfy all oversubscription privilege requests, the available shares will be distributed proportionately among rights holders who exercised their oversubscription privilege based on the number of shares each rights holder subscribed for under the basic subscription privilege.  The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering.

How long will the rights offering last?

You will be able to exercise your subscription rights only during a limited period.  If you do not exercise your subscription rights before 5:00 p.m., New York City time, on [●], 2016 (at least 14 days following the mailing date), your subscription rights will expire.  We may, in our discretion, extend the rights offering for up to an additional 30 days.

Are there any limitations on the number of my rights that I may exercise?

Yes.  In no event may any subscriber purchase shares of our common stock in the offering that, when aggregated with all of the shares of our common stock otherwise owned by the subscriber and his, her or its affiliates, would immediately following the closing of this rights offering represent 50% or more of our issued and outstanding shares.  There are other limitations bearing upon persons owning or that may become owners by the rights offering of 5% of the Company’s outstanding shares in order to preserve the Company’s net operating losses under federal income tax laws.  The limitations as to 5% ownership may be waived by the board of directors as to all affected persons in the event the board determines in its discretion that such limitations have little or no practical effect to prevent loss of any of the Company’s net operating loss (“NOL”) carryforwards or that the Company’s need to maximize proceeds from the rights offering is greater than the need to attempt to prevent the loss of NOLs by enforcement of the limitations.

Why is Tengasco engaging in a rights offering?

The net proceeds of the rights offering will be used initially to pay bank indebtedness in the aggregate amount of approximately $2.4 million, with the balance of the net proceeds to be used for working capital purposes, including the exploration of the Company’s leased acreage in Saline County, Kansas, and other projects currently identified by the Company for acquisition, joint development, or joint exploration in Kansas and Texas.  The rights offering gives you the opportunity to participate in this capital raising effort and to purchase additional shares of our common stock.

What happens if I choose not to exercise my subscription rights?

You will retain your current number of shares of common stock even if you do not exercise your subscription rights.  If you choose not to exercise your subscription rights, then the percentage of our common stock that you own will decrease.  Rights not exercised prior to the expiration of the rights offering will expire.

How do I exercise my subscription rights if I hold my shares in certificate form?

You may exercise your rights by properly completing and signing your rights certificate.  You must deliver your rights certificate with full payment of the subscription price (including any amounts in respect of the oversubscription privilege) to the subscription agent on or prior to the expiration date.  If you use the mail, we recommend that you use insured, registered mail, return receipt requested.

What should I do if I want to participate in the rights offering but my shares are held in the name my broker, custodian bank or other nominee?

If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering.  If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you.

To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.”  You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials.  You should contact your broker, custodian bank or other nominee if you believe that you are entitled to participate in the rights offering, but you have not received this form.

What should I do if I want to participate in the rights offering and I am a stockholder residing in a foreign country or participating in the armed services?

The subscription agent will mail rights certificates to you if you are a rights holder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address.  To exercise your rights, you must notify the subscription agent on or prior to 5:00 p.m., New York City time, on [●], 2016 (at least 14 days following the mailing date), and take all other steps which are necessary to exercise your rights, on or prior to that time.  If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire.

What if the market price per share of our common stock is less than the subscription price per share when I am deciding to exercise my subscription rights?

Consult your broker.  Depending on the market price of our common stock, it most likely will be more cost effective for you to purchase shares of our common stock on the NYSE MKT exchange rather than exercise your subscription rights.  However, the proceeds for shares purchased on the exchange go to the person or entity who sold the stock to you.  The proceeds for shares purchased in the rights offering go to the Company for the purposes of repayment of bank debt, exploration and other growth objectives of the Company.

Will I be charged a sales commission or a fee by Tengasco if I exercise my subscription rights?

No.  We will not charge a brokerage commission or a fee to rights holders for exercising their rights.  However, if you exercise your rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

What is the board of directors’ recommendation regarding the rights offering?

Our board of directors is not making any recommendation as to whether you should exercise your subscription rights.  You are urged to make your decision based on your own assessment of the rights offering and Tengasco.

How many shares may I purchase?

You will receive one nontransferable subscription right for each share of common stock that you owned on November 21, 2016, the record date.  Each subscription right contains the basic subscription privilege and the oversubscription privilege.  Each basic subscription privilege entitles you to purchase two shares of common stock for $[●] per each share purchased.  If and when you decide to exercise the basic subscription privilege, you must purchase both of the two shares to exercise the basic subscription privilege associated with each share you currently own.  However, you are not required to exercise the basic subscription privilege for every share you own unless you desire to participate in the oversubscription privilege as well as the basic privilege.  See “The Rights Offering—Subscription Privileges.”

If you fully exercise your basic subscription privilege, the oversubscription privilege entitles you to subscribe for any number of additional shares (subject to some limitations) of our common stock not purchased by other shareholders under their basic subscription privilege, at the same subscription price.  If total oversubscription requests exceed the number of available shares, you may receive a smaller number of shares than you request, on a pro rata basis to the number of shares you purchased under your basic subscription privilege.  “Pro rata” means in proportion to the number of shares of our common stock that you and the other rights holders electing to exercise their oversubscription privileges have purchased by exercising the basic subscription privileges on their holdings of common stock.  See “The Rights Offering—Subscription Privileges.”

How was the subscription price established?

The subscription price per share was recommended to our board of directors by a special committee of our board charged with recommending financial and other terms of this offering.  The special committee considered a number of factors, including the historic and then-current market price of the common stock, our business prospects, our recent and anticipated operating results, general conditions in the securities markets and the energy markets, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock and the level of risk to our investors.

The matters considered by the special committee in its determination also included discussions with Dolphin Offshore Partners, L.P. (“Dolphin”), the Company’s largest stockholder, of which Mr. Peter E. Salas is the controlling person, as to a subscription price at which Dolphin might participate in the offering, although Dolphin has not entered into any agreement with the Company with respect to such participation.  In its deliberations, the special committee was advised by an advisor engaged for this purpose and by legal counsel.

Is exercising my subscription rights risky?

Yes.  The exercise of your rights involves risks.  Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment.  Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 13.

May I transfer my rights if I do not want to purchase any shares?

No.  Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights.  However, rights will be transferable to certain affiliates of the recipient and by operation of law (for example, upon death of the recipient).

Am I required to subscribe in the rights offering?

No.

How many shares will be outstanding after the rights offering?

Assuming the rights offering is fully subscribed, the number of shares of common stock that will be outstanding immediately after the rights offering will be approximately 18,293,169 shares.

What happens if the rights offering is not fully subscribed after giving effect to the oversubscription privilege?

If the rights offering is not fully subscribed after giving effect to the oversubscription privilege, Tengasco will raise less than the maximum potential offering of approximately $[●] million.  Any rights not exercised after giving effect to the oversubscription privilege will expire.

How will the rights offering affect our board’s ownership of our common stock?

As of December 8, 2016, the members of our board of directors and their affiliates are deemed to beneficially own 2,095,016 shares of our common stock, representing approximately 34.4% of our outstanding common stock.  As of December 8, 2016, Dolphin is deemed to beneficially own 2,063,916 shares of our common stock, representing approximately 33.8% of our outstanding common stock. The Company anticipates that all directors of the Company and the Chief Executive Officer will fully exercise their basic subscription rights.

If no rights holders other than Dolphin exercise their rights in the rights offering, Dolphin would, if it subscribes for and purchases the maximum number of unsubscribed shares, be limited by the terms of this offering to ownership of less than 50% of our issued and outstanding shares, when such ownership is aggregated with the ownership of its affiliates. Although no agreement or understanding has been reached between Dolphin and the Company, the Company expects that Dolphin will fully exercise its basic subscription rights and its oversubscription privilege to the fullest extent possible subject to the limitations set out in the offering.

If no rights holders other than all of the members of our board of directors exercise their respective rights in the rights offering, and Dolphin is limited as set out above, our board of directors collectively could as a result of its subscription for and purchase of the maximum number unsubscribed shares, be deemed to own more than 50% of our issued and outstanding shares.

After I exercise my rights, can I change my mind and cancel my purchase?

No.  Once you send in your subscription certificate and payment you cannot revoke the exercise of your rights, even if you later learn information about us that you consider to be unfavorable or the market price of our common stock falls below the $[●] per share subscription price, unless we amend the terms of the offering.

What are the federal income tax consequences of exercising my subscription rights as a holder of common stock?

The receipt and exercise of your subscription rights generally should not be taxable under U.S. federal income tax laws.  You should, however, seek specific tax advice from your own tax advisor in light of your own tax situation, including as to the applicability and effect of any other tax laws.  See “Material U.S. Federal Income Tax Consequences” on page 29.

When will I receive my new shares?

If you purchase shares of common stock through this rights offering, you will receive certificates representing those shares as soon as practicable after the expiration of the rights offering.  Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your basic or oversubscription privilege in order to comply with state securities laws.

Will the new shares be listed on the NYSE MKT exchange and treated like our other shares?

Yes.  Our common stock is traded on the NYSE MKT exchange under the symbol “TGC.”

If the rights offering is not completed, or my oversubscription request is limited, will my subscription payment be refunded to me?

Yes.  The subscription agent will hold all funds it receives in escrow until completion of the rights offering.  If the rights offering is not completed, the subscription agent will return promptly, without interest, all subscription payments.  If the amount of rights that you exercise is limited, any amount not used for purchases shall also be refunded.  See “Questions and Answers Related to this Rights Offering—Are there any limitations on the number of my rights that I may exercise?”

To whom should I send forms and payments?

If you hold certificates in paper form, the address for the appropriate forms and payment by U.S. postal service mail, overnight delivery courier, or messenger is as follows:

Continental Stock Transfer & Trust Company
Attention: Corporate Actions Department
17 Battery Place, 8th Floor
New York, NY 10004

If your shares are held by a broker or other nominee, you should refer to the instructions on how your broker or nominee will need to be instructed by you for the broker or nominee to send subscription payment to Continental Stock Transfer & Trust Company, the subscription agent, see “The Rights Offering—Required Forms of Payment of the Subscription Price” on page 23.

RISK FACTORS

This offering and an investment in the shares of our common stock involve a high degree of risk.  You should carefully consider the following factors and other information presented or incorporated by reference in this prospectus before deciding to invest in our common stock.  If we do not successfully address any one or more of the risks described below, there could be a material adverse effect on our financial condition, operating results and business.

Risks Relating to our Business

The risks relating to our business are set out in full under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 30, 2016 and are incorporated herein by this reference.

Risks Relating to this Rights Offering

The subscription price determined for this offering is not an indication of our value or the value of our common stock.

The subscription price for this rights offering has been determined to be $[●] for each share purchased.  The subscription price was determined by a special committee of our board of directors formed for that purpose, among others, and recommended to our full board of directors and does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value.  The matters considered by the special committee in its determination included discussions with a representative of Dolphin Offshore Partners, L.P., the Company’s largest stockholder, as to a subscription price at which Dolphin might participate, although Dolphin has not entered into any agreement with us with respect to such participation.  You should not consider the subscription price as an indication of our value.  After the date of this prospectus, our common stock may trade at prices below current levels or below the subscription price.  In any such event, our board of directors may change the subscription price of this offering or determine to cancel or otherwise alter the terms of this offering.

As a result of this offering, certain persons may obtain effective voting control of us and be able to direct our actions.

As a result of this offering, Dolphin would, in the event that it were to subscribe for and purchase the maximum number of unsubscribed shares and no other rights holders exercised their rights, be able to acquire the ownership of just under 50% of our issued and outstanding shares.  Similarly, if no rights holders other than all of the members of our board of directors exercise their respective rights in this offering, our board of directors (including Peter E. Salas) collectively would, as a result of its subscription for and purchase of all unsubscribed shares, own or be deemed to own up to or slightly more than 50% of our issued and outstanding shares of common stock.  Consequently, such control, if it occurs, would allow such persons to be able to elect all of our directors and otherwise control our operations, including being able to direct our actions.  Further, such control might discourage potential acquirers from seeking to acquire control of us through the purchase of our common stock, which could have a limiting effect on the price of our common stock.

If you exercise your rights, you may lose money if there is a decline in the trading price of our shares of common stock.

The trading price of our common stock in the future may decline below the subscription price.  We cannot assure you that the subscription price will remain below any future trading price for the shares of our common stock.  Future prices of the shares of our common stock may adjust negatively depending on various factors, including our future revenues and earnings, changes in earnings estimates by analysts, our ability to meet analysts’ earnings estimates, speculation in the trade or business press about our operations, and overall conditions affecting our businesses, economic trends and the securities markets.

You may not revoke the exercise of your rights even if there is a decline in our common stock price prior to the expiration date of the subscription period.

Even if our common stock price falls below the subscription price for the common stock, resulting in a loss on your investment upon the exercise of rights to acquire shares of our common stock, you may not revoke or change your exercise of rights after you send in your subscription forms and payment, unless we amend the terms of the offering.

You may not revoke the exercise of your rights even if we decide to extend the expiration date of the subscription period.

We may, in our discretion, extend the expiration date of the subscription period for up to an additional 30 days.  During any potential extension of time, our common stock price may decline below the subscription price and result in a loss on your investment upon the exercise of rights to acquire shares of our common stock.  If the expiration date is extended after you send in your subscription forms and payment, you still may not revoke or change your exercise of rights, unless we amend the terms of the offering.

You will not receive interest on subscription funds returned to you.

If we cancel the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

We may not receive sufficient participation to generate sufficient proceeds for all intended purposes.

We have no agreements or understandings with any persons or entities, including Dolphin, members of our board of directors, our management and any broker or dealers, with respect to their exercise of any rights offered hereby or their participation as an underwriter, broker or dealer in this offering.  As such, we do not know to what extent any stockholders will participate in the offering and therefore what amount of proceeds will be raised in the offering.  Assuming that stockholders exercise all of the rights we are offering, we will receive gross proceeds of approximately $[●].  We intend to use the net proceeds initially to pay bank indebtedness of up to approximately $2.4 million, with the balance, if any, for working capital and general corporate purposes in our discretion.  The net proceeds of this offering, even at a maximum participation level, may not provide sufficient working capital to sustain the Company for any minimum period of time.

Because we may terminate the offering, your participation in the offering is not assured.

Once you exercise your subscription rights, you may not revoke the exercise for any reason unless we amend the offering.  If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any subscription payments, without interest.

Our ability to use our net operating loss carryforwards may be substantially reduced as a result of this offering.

Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a limitation on a corporation’s use of NOL carryforwards if the corporation has undergone an “ownership change.”  Depending on a number of circumstances, including the extent to which the rights offered hereby are exercised out of proportion to existing common stock ownership, this offering may create an ownership change in us for purposes of Section 382 and therefore substantially reduce the amount of NOL carryforwards that we may use in future years to offset our taxable income.  Because we have taken a full valuation reserve for our deferred tax assets on our financial statements, an ownership change would not have an immediate impact on our reported earnings for financial accounting purposes but may cause significant reduction or elimination of the NOL carryforwards in the future.

Your interest in the Company may be diluted as a result of this rights offering and due to other future transactions.

Stockholders who do not fully exercise their subscription rights in proportion to the overall exercise of rights may own a smaller proportional interest in the Company at the completion of this offering than they had owned before the offering was completed.  If we raise additional capital by issuing equity in the future, any such additional capital raise may result in further dilution to our stockholders.

Completion of the rights offering is not subject to us raising a minimum offering amount, and we may need additional funding to carry out our proposed operating activities after the rights offering.

Completion of the rights offering is not subject to us raising a minimum offering amount; therefore, the net proceeds from the rights offering may be insufficient to meet our objectives, thereby increasing the risk to investors in this offering, including investing in a company that may continue to require additional capital.

This rights offering may cause the trading price of our common stock to decrease.

The rights offering may result in an immediate decrease in the market price of our common stock.  Any such stock price decline may continue after the completion of this rights offering.  If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the then-prevailing market price.  Following the exercise of your subscription rights, you may not be able to sell your common stock at a price equal to or greater than the subscription price.

If you do not act on a timely basis and follow subscription instructions, your exercise of subscription rights may be rejected.

Holders of subscription rights who desire to purchase shares of our common stock in this offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date, unless extended.  If you are a beneficial owner of shares of common stock and you wish to exercise your subscription rights, you must act promptly to ensure that your broker, dealer, custodian bank, trustee or other nominee acts for you and that all required forms and payments are actually received by your broker, dealer, custodian bank, trustee or other nominee in sufficient time to deliver such forms and payments to the subscription agent to exercise the subscription rights granted in this offering that you beneficially own prior to 5:00 p.m., New York City time, on the expiration date, as may be extended.  We will not be responsible if your broker, dealer, custodian bank, trustee or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received.  Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You may not receive all of the shares for which you oversubscribe.

Holders who fully exercise their basic subscription rights will be entitled to subscribe for an additional number of shares of common stock by exercising an oversubscription privilege.  Oversubscription privileges will generally be allocated pro rata among rights holders who oversubscribe, based on the number of basic subscription shares to which they have subscribed, although the allocation of oversubscription privileges among investors who may become 5% holders, who are 5% holders that have not properly filed any required forms with the SEC, or who would own in excess of 50% of the Company’s shares may be reduced.  We cannot guarantee that you will receive any or the entire number of shares for which you oversubscribed.  If the prorated number of shares allocated to you in connection with your oversubscription privilege is less than your request, then the excess funds held by the subscription agent on your behalf will be returned to you, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected, and we will have no further obligation to you.

The receipt of subscription rights may be treated as a taxable distribution to you.

The receipt and exercise of your subscription rights generally should not be taxable under U.S. federal income tax laws.  Please see the discussion on the “Material U.S. Federal Income Tax Consequences” on page 29.  This position is not binding on the Internal Revenue Service (the “IRS”), or the courts, however.  If this rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Code, your receipt of subscription rights in this offering may be treated as the receipt of a taxable distribution to you equal to the fair market value of the subscription rights.  Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain.  A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some Shareholders (defined below in the section entitled “Material U.S. Federal Income Tax Considerations”) and an increase in the proportionate interest of other Shareholders in the Company’s assets or earnings and profits.  It is unclear whether the fact that we have outstanding options could cause the receipt of subscription rights to be part of a disproportionate distribution.  Although there are options, the existence of which could impact the Shareholders, this offering does not address any of the tax issues, or potential tax issues, applicable to holders of such options.  Each holder of shares of common stock is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of this rights offering.

The subscription rights are not transferable, and there is no market for the subscription rights.

You may not sell, transfer, assign or give away your subscription rights.  Because the subscription rights are nontransferable, there is no market or other means for you to directly realize any value associated with the subscription rights.  You must exercise the subscription rights to realize any potential value from your subscription rights.

THE RIGHTS OFFERING

The Rights

We will distribute to each holder of record of our common stock on [●], 2016, at no charge, one nontransferable subscription right for each share of our common stock they own.  The rights will be evidenced by rights certificates.

Subscription Privileges

Each subscription right carries with it the following two privileges:

•
Basic subscription privilege.  With your basic subscription privilege, you may purchase two shares of our common stock per right, upon delivery of the required documents and payment of the subscription price of $[●] per share (or $[●] per pair of shares purchased upon exercising each right).  You must purchase both shares underlying a right if you want to exercise that right.  You are not required to exercise all of your rights or any of them. We will deliver to you certificates representing the shares that you purchased with your basic subscription privilege as soon as practicable after the rights offering has expired.

•
Oversubscription privilege.  If you exercise your basic subscription privilege in full (i.e., as to all shares you own) you may also subscribe for additional shares that other stockholders have not purchased under their basic subscription privilege pursuant to an oversubscription privilege.  Any shares that were eligible to be purchased in the rights offering but were not purchased under the basic subscription privilege will be allocated among the holders of rights who exercise the oversubscription privilege, in accordance with the following procedure:

1.
Each holder who exercises the oversubscription privilege will be allocated a percentage of the remaining shares equal to the percentage that results from dividing (i) the number of basic subscription rights which that holder exercised by (ii) the number of basic subscription rights which all holders who wish to participate in the oversubscription privilege exercised.  Such percentage could result in the allocation of more or fewer oversubscription shares than the holder requested to purchase through the exercise of the oversubscription privilege.  For example, if Stockholder A exercised 200 basic subscription privileges and Stockholder B exercised 300 basic subscription privileges and they are the only two stockholders who exercise the oversubscription privilege, Stockholder A will be allocated 40% and Stockholder B will be allocated 60% of all remaining shares.  (Example A)

2.
If the allocation of remaining shares pursuant to the formula described in paragraph 1 above would result in any holder receiving a greater number of shares than that holder subscribed for pursuant to the oversubscription privilege, then such holder will be allocated only that number of shares for which the holder oversubscribed.  For example, if Stockholder A in Example A above  is allocated 100 shares pursuant to the formula described in paragraph 1 but subscribed for only 40 additional shares pursuant to the oversubscription privilege, Stockholder A’s allocation would be reduced to 40 shares.  (Example B)

3.
Any shares that remain available as a result of the allocation described above being greater than a holder’s oversubscription request (i.e., the 60 additional shares in Example B above) will be allocated among all remaining holders who exercised the oversubscription privilege and whose initial allocations were less than the number of shares they requested.  This second allocation will be made pursuant to the same formula described above and repeated, if necessary, until all available shares have been allocated or all oversubscription requests have been satisfied in full.

We will not allocate to you more than the number of shares you have actually subscribed and paid for.  As soon as practicable after the expiration date, Continental Stock Transfer & Trust Company, acting as our subscription agent, together with our board  in the event of any other limitations, will determine the number of shares that you may purchase pursuant to the oversubscription privilege.  The allocation of oversubscription privileges among investors who may become 5% holders, who are 5% holders that have not properly filed any required forms with the SEC, or who would own in excess of 50% of the Company’s shares may be reduced.

You are not entitled to exercise the oversubscription privilege unless you have fully exercised your basic subscription privilege for all shares you own.  For this purpose, you would only count the shares you own in your own name and not other shares that might, for example, be jointly held by you with a spouse, held as a custodian for someone else, or held in an individual retirement account.

You can elect to exercise the oversubscription privilege only at the same time you exercise your basic subscription privilege in full.

In exercising the oversubscription privilege, you must pay the full subscription price for all of the shares you are electing to purchase.  If we do not allocate to you all of the shares you have subscribed for under the oversubscription privilege, we will refund to you, by mail, any payment you have made for shares which are not being made available to you, promptly after completion of this offering.  Interest will not be payable on amounts refunded.

Banks, brokers and other nominees who exercise the oversubscription privilege on behalf of beneficial owners of shares must report certain information to us and the subscription agent, Continental Stock Transfer & Trust Company, and report certain other information received from each beneficial owner exercising shares. Generally, banks, brokers and other nominees must report:

•	the number of shares held on the record date on behalf of each beneficial owner;

•	the number of shares as to which the basic subscription privilege has been exercised on behalf of each beneficial owner;

•	that each beneficial owner’s basic subscription privilege, held in the same capacity, has been exercised in full; and

•	the number of shares subscribed for, pursuant to the oversubscription privilege, by each beneficial owner, if any.

If you complete the portion of the subscription certificate required for you to exercise the oversubscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as described above.  You must exercise your oversubscription privilege at the same time you exercise your basic subscription privilege.

In some circumstances, in order to comply with applicable state securities laws, we may not be able to honor your basic and/or oversubscription privileges, even if we have shares available and the above conditions are met.

Reasons for the Rights Offering

We are conducting the rights offering to raise additional capital to pay certain bank indebtedness and for working capital and general corporate purposes.  We intend to use the proceeds from this offering (i) to pay bank indebtedness in the aggregate amount of approximately $2.4 million, and (ii) to apply the balance of such proceeds, if any, for working capital and general corporate purposes, including participation in exploration and development projects in several states in projects and joint ventures currently being reviewed by the Company.  A more detailed description of the intended use of proceeds is set forth under the heading “Use of Proceeds” on page 27 below.

Determination of the Subscription Price

In originally proposing a rights offering of common stock and subsequently approving the terms of the rights offering, our board of directors and its special committee, together with its advisors and legal counsel, considered a number of factors, including the following:

•
the amount of our existing borrowings under the revolving credit facility with our principal creditor, Prosperity Bank, totaling approximately $2.4 million, the need for covenant waivers in the recent past and the potential for further requests in the future, and the indication from Prosperity Bank that such borrowings would need to be repaid from the proceeds of any capital raise;

•	the difficulty of refinancing our outstanding indebtedness in the current commodity markets with long periods of depressed pricing received by the Company in its sales of crude oil production;

•
our recent and anticipated operating results, including the amount of proceeds desired to not only maintain current production levels but to grow the Company and take advantage of exploration and development growth opportunities involving certain prospects being considered by the Company in several states (see “Use of Proceeds”);

•	the historic and current price of our common stock;

•	our debt levels and expected cash flow, taking into account different oil and gas price scenarios;

•	general conditions in the securities markets;

•	the lack of practical alternatives available to us for raising capital in the equity markets, considering current industry prices and future prospects;

•	the pricing of similar, comparable, or analogous offerings;

•	the liquidity of our stock;

•	our business prospects;

•	the commercial and other risks and uncertainties associated with a potential restructuring or recapitalization and the impact of those alternatives on our stockholders and our creditors;

•	the need to preserve, if possible, existing net operating losses for federal income tax benefits in the future; and

•	the belief that the rights offering was the best alternative reasonably available considering the factors above.

The preceding discussion of the information and factors considered and given weight by our board of directors and its special committee includes all the material factors considered by the board of directors in its determination to propose, and then in its determination to approve the recommendations of the special committee as to the terms of the rights offering.  In the decisions to propose and approve the rights offering, our board of directors and its special committee did not assign any relative or specific weights to the factors they considered.  Individual directors may have given different weights to different factors.

Following its proposal of a rights offering, our board of directors formed a special committee consisting of Matthew Behrent, Hugh Brooks, and Richard Thon.  None of these directors is an employee nor has any personal interest in the rights offering other than his individual share holdings.  The special committee was charged by the board with determining the other terms and feasibility of the rights offering and making recommendations regarding such matters to the board of directors.  Although Mr. Salas participated in our board’s preliminary discussions regarding the proposed rights offering, he did not participate in any discussions in connection with the special committee’s determinations and recommendations regarding the terms of the offering.  Mr. Salas did not participate in any board discussions upon the receipt on September 13, 2016 of the special committee’s recommendations regarding the terms hereof.

The subscription price per share was recommended to our board by the special committee.  The special committee considered all of the factors enumerated above in making its determination.  In addition, the special committee also considered its discussions with Dolphin, of which Mr. Salas is the controlling person, regarding subscription terms at which Dolphin might participate in the offering, although Dolphin has not proposed or entered into any agreement or understanding with the special committee or us with respect to such participation.  The Company anticipates that Dolphin will fully exercise its basic subscription rights and oversubscription privileges subject to any limitations imposed by the terms of the offering. The Company also anticipates that all directors and the Chief Executive Officer of the Company will fully exercise their basic subscription rights.

In connection with all of the foregoing considerations considered by the special committee, it received the advice of a third-party advisor and legal counsel, each of whose firms was engaged specifically by the special committee for these purposes.  The advisor, on September 9, 2016, provided a report to the special committee.  The advisor was not engaged to deliver an opinion concerning the proposed rights offering in any respect and did not deliver any opinion regarding the terms of the rights offering.  The special committee’s recommendations regarding subscription price per share and the other terms of the offering were determined by the special committee and were presented to, and approved by, our board of directors on September 14, 2016.

An investment in our common stock must be made according to your own evaluation of your best interests.  Accordingly, our board of directors does not make any recommendation to you about whether you should exercise your rights.

Limitations on the Exercise of the Rights

In no event may any subscriber purchase shares of our common stock in the offering that, when aggregated with all of the shares of our common stock otherwise owned by the subscriber and his, her or its affiliates, would immediately following the closing of this rights offering represent 50% or more of our issued and outstanding shares.

There is a limitation on rights purchasable in order to protect against loss of certain tax benefits owned by the Company.  Under U.S. federal income tax law, the Company may carry forward its net operating losses (NOLs) as potential tax deductions until they expire.  As of December 31, 2015, we had NOLs totaling approximately $24.7 million.  An ownership change, as defined in Section 382 of the Code would reduce the availability of our NOLs.  An ownership change could result from certain purchases of our common stock, including as a result of this rights offering.  Should an ownership change occur, all NOLs incurred prior to the ownership change would be subject to limitations imposed by Section 382 of the Code, which would effectively eliminate the amount of NOLs currently available to offset taxable income.

To prevent reducing the availability of the NOLs as a result of an ownership change, in the event any subscriber who owned less than 5.0% of our common stock prior to this rights offering purchases shares in the rights offering that results in such subscriber owning 5.0% or more of our common stock following the completion of this rights offering, the issuance of such new shares at or above the 5.0% level in the rights offering will not be issued unless and until our board of directors, acting in its sole discretion, expressly consents to such issuance in whole or in any reduced amount deemed necessary to prevent reducing the availability of the Company’s NOLs by virtue of a Section 382 ownership change.  In the event any subscriber who owned 5.0% or more  of our common stock prior to this rights offering purchases shares in the rights offering that results in such subscriber increasing its percentage ownership  of our common stock following the completion of this rights offering, the issuance of such new shares at or above the previous ownership level in the rights offering will not be issued unless and until our board of directors, acting in its sole discretion, expressly consents to such issuance in whole or in any reduced amount deemed necessary to prevent reducing the availability of the Company’s NOLs by virtue of a Section 382 ownership change. For the same reasons, for any person or entity that may own 5.0% or more of the Company’s outstanding stock before the effective date of this rights offering but has not filed a Schedule 13D or 13G, as applicable, reporting his, her or its ownership stake as required by law, the issuance of any new shares issued in the rights offering to such person or entity will not be issued unless and until our board of directors, acting in its sole discretion, expressly consents to such issuance in whole or in any reduced amount deemed necessary to protect the Company from reducing availability of its NOLs by virtue of a Section 382 ownership change.  Those limitations as to 5% ownership set out above in this paragraph may be waived by the board of directors as to all affected persons in the event the board determines in its discretion that such limitations have little or no practical effect to prevent reducing the availability of the Company’s NOLs or that the Company’s need to maximize proceeds from the rights offering is greater than the need to attempt to prevent reducing the availability of NOLs by enforcement of the stated limitations.

Expiration of the Rights Offering

You may exercise your subscription privilege at any time before 5:00 p.m., New York City time, on [●], 2016 (at least 14 days following the mailing date), the expiration date for the rights offering.  If you do not exercise your rights before the expiration date, your unexercised rights will be null and void.  We will not be obligated to honor your exercise of rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.  We may extend the expiration date by up to 30 days by giving oral or written notice to the subscription agent on or before the scheduled expiration date.  If we elect to extend the expiration of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

No Interest on Subscription Amounts

Once you send in your subscription certificate and payment, you cannot revoke the exercise of your rights, even if you later learn information about us that you consider to be unfavorable or the market price of our common stock falls below the $[●] per share subscription price, unless we amend the terms of the offering.  During this period of no revocation, subscription amounts received will be held by the subscription agent until completion, expiration or termination of the rights offering, during which period the rights holders will not earn interest on those subscription amounts.  Further, we may terminate the offering at any time and for any reason at our sole discretion.  Circumstances under which we may terminate the rights offering include without limitation insufficient subscription levels.

Nontransferability of the Rights

Except in the limited circumstances described below, only you may exercise the basic subscription privilege and the oversubscription privilege.  You may not sell, give away or otherwise transfer the basic subscription privilege or the oversubscription privilege.

Notwithstanding the foregoing, you may transfer your rights to any affiliate of yours and your rights may be transferred by operation of law.  For example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted.  If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date of the rights offering.

Mailing of Subscription Certificates and Record Holders

We are sending a subscription certificate to each record holder, together with this prospectus and related instructions to exercise the rights.  In order to exercise rights, you must fill out and sign the subscription certificate and timely deliver it to the subscription agent, together with full payment for the shares to be purchased.  Only the holders of record of our common stock as of the close of business as of the record date may exercise rights.

A depository bank, trust company or securities broker or dealer which is a record holder for more than one beneficial owner of shares may divide or consolidate subscription certificates to represent shares held as of the record date by their beneficial owners, upon providing the subscription agent with certain required information.

If you own shares held in a brokerage, bank or other custodial or nominee account, in order to exercise your rights you must promptly send the proper instruction form to the person holding your shares.  Your broker, dealer, depository or custodian bank or other person holding your shares is the record holder of your shares and will have to act on your behalf in order for you to exercise your rights.  We have asked your broker, dealer or other nominee holder of our common stock to contact the beneficial owner(s) thereof and provide them with instructions concerning the rights the beneficial owner(s) it represents are entitled to exercise.

Exercise of the Subscription Rights

You may exercise your rights by delivering the following to the subscription agent, at or prior to 5:00 p.m., New York City time, on [●], 2016 (at least 14 days following the mailing date), the date on which the rights expire:

•	your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

•	your full subscription price payment for each share subscribed for under your basic subscription privilege and your oversubscription privilege.

Please do not send subscription certificates or related forms to us. Please send the properly completed and executed form of subscription certificate with full payment to the subscription agent for this offering, Continental Stock Transfer & Trust Company, or to the record holder of your shares (such as your broker, nominee or other custodial holder, if applicable).

You should read carefully the subscription certificate and related instructions and forms which accompany this prospectus.  You should contact the Company, at the address and telephone number listed below under the caption “The Rights Offering—Questions and Assistance Concerning the Rights,” promptly with any questions you may have.

Required Forms of Payment of the Subscription Price

The subscription price is $[●] per share subscribed for, payable in cash.  All payments must be cleared on or before the expiration date.

If you exercise any rights, you must deliver to the subscription agent (or the record holder of your shares, if applicable) full payment (i) in the form of a personal check, certified or cashier’s check or bank draft drawn upon a U.S. bank, or a U.S. postal money order, payable to “Continental Stock Transfer & Trust Company, as Subscription Agent” or (ii) by wire transfer of immediately available funds directly to the account maintained by Continental Stock Transfer & Trust Company, as Subscription Agent, for purposes of accepting subscription in the rights offering at JP Morgan Chase Bank, ABA: 021000021, Account: 475-588339, Account Name: Continental Stock Transfer & Trust Company as agent for Tengasco, Inc.

In order for you to timely exercise your rights, the subscription agent must actually receive good funds, in payment of the subscription price, before the expiration date.

Funds paid by uncertified personal check may take at least five business days to clear.  Accordingly, if you pay the subscription price by means of uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure that your check actually clears and the payment is received before such date.  We are not responsible for any delay in payment by you and suggest that you consider payment by means of certified or cashier’s check or bank draft drawn upon a U.S. bank, or a U.S. postal money order.

Delivery Address for Subscription Certificates and Payments

All subscription certificates, payments of the subscription price and nominee holder certifications and Depository Trust Company participant oversubscription exercise forms, to the extent applicable to your exercise of rights, must be delivered to the subscription agent, Continental Stock Transfer & Trust Company, as follows:

For U.S. postal service mail, overnight delivery courier, or messenger:

Continental Stock Transfer & Trust Company
Attention: Corporate Actions Department
17 Battery Place, 8th Floor
New York, NY 10004

Prohibition on Fractional Shares

Each right entitles you to purchase two shares at the subscription price.  We will accept any inadvertent subscription indicating a purchase of fractional shares, by rounding down to the nearest whole number of shares and promptly refunding, without interest, any payment received for a fractional share.

Instructions to Nominee Holders

If you are a broker, trustee, depository for securities or other nominee holder for beneficial owners of our common stock, we are requesting that you contact such beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights.  Our request to you is further explained in the suggested form of letter of instructions from nominee holders to beneficial owners accompanying this prospectus.

To the extent so instructed, nominee holders should complete appropriate subscription certificates on behalf of beneficial owners and, in the case of any exercise of the oversubscription privilege, the related form of “Nominee Holder Certification,” and submit them on a timely basis to the subscription agent, Continental Stock Transfer & Trust Company, with the proper payment.

Risk of Loss on Delivery of Subscription Certificate Forms and Payments

Each holder of rights bears all risks of the method of delivery, to the subscription agent, of subscription certificates and payments of the subscription price.  If subscription certificates and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery, to the subscription agent, and clearance of payment prior to the expiration date.

Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or bank draft drawn upon a U.S. bank, or a U.S. postal money order.

Issuance of Shares of Our Common Stock

Shares of our common stock purchased in this offering will be issued as soon as practicable after the expiration date. The subscription agent will deliver subscription payments to us only after consummation of this offering and the issuance of certificates to our stockholders that exercised rights.

Fees and Expenses

We will pay all fees charged by the subscription agent.  You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of your subscription rights.  Neither the subscription agent nor we will pay any such commissions, fees, taxes or other expenses.

Subscription Agent

We have appointed Continental Stock Transfer & Trust Company as subscription agent for this offering.  The subscription agent’s address for packages sent by hand, mail or overnight courier is as follows:

Continental Stock Transfer & Trust Company
Attention: Corporate Actions Department
17 Battery Place, 8th Floor
New York, NY 10004

The subscription agent’s telephone number is (917) 262-2378.  You should deliver your subscription certificate and payment of the subscription price only to the subscription agent, except if your shares are held on record by a broker, dealer, nominee or other custodian, in which case you will provide your certificate and payment as directed by your broker or nominee. We will pay the fees and expenses of the subscription agent and printer.  We have also agreed to indemnify the subscription agent from any liability which it may incur in connection with the offering.

IMPORTANT

Please carefully read the instructions accompanying the subscription certificate and follow those instructions in detail.  Do not send subscription certificates or payments directly to the Company.  You are responsible for choosing the payment and delivery method for your subscription certificate, and you bear the risks associated with such delivery.  If you choose to deliver your subscription certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested.  We also recommend that you mail your subscription certificate and payment a sufficient number of days prior to the record date.  Because uncertified personal checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified or cashier’s check or bank draft drawn upon a U.S. bank, a U.S. postal money order, or wire transfer of immediately available funds.

Questions and Assistance Concerning the Rights

If you have any questions or need assistance concerning the procedures for exercising your subscription rights, or if you would like additional copies of this prospectus or the instructions, you should contact us as follows:

Continental Stock Transfer & Trust Company 17 Battery Place, 8th Floor New York, NY 10004 (917) 262-2378	OR	Tengasco, Inc. 6021 S. Syracuse Way, Suite 117 Greenwood Village, CO 80111 (720) 420-4460 ext. 4
Calculation of Rights Exercised

If you do not indicate the number of rights being exercised, or do not forward full payment of the total subscription price for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent.  If we do not apply your full subscription price payment to your purchase of shares of our common stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the expiration date of the rights offering.

How Procedural and Other Questions Are Resolved

We will resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of rights.  Our determination of such questions will be final and binding.  We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity.  Subscription certificates will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine, in our sole discretion.

Neither we nor the subscription agent has any duty to give you notification of any state-required pre-clearance or approval, nor any defect or irregularity in connection with the submission of subscription certificates or any other required document or payment, although we may elect to do so.  Neither we nor the subscription agent will incur any liability for failure to give such notification.  We reserve the right to reject any exercise of rights if the exercise does not comply with the terms of the rights offering, is not in proper form, or if the exercise of rights would be unlawful or materially burdensome to us.

Regulatory Limitation

We will not be required to issue to you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authority to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

Expiration Date, Extensions and Termination

We may extend the rights offering and the period for exercising your rights for up to 30 days, in our sole discretion.  The rights will expire at 5:00 p.m., New York City time, on [●], 2016 (at least 14 days following the mailing date), unless we decide to extend the rights offering.  If the commencement of the rights offering is delayed, the expiration date will be similarly extended.  If you do not exercise your basic subscription privilege prior to that time, your rights will be null and void.  We will not be required to issue shares of common stock to you if the subscription agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment.

Shares of Common Stock Outstanding After the Rights Offering

Approximately 6,097,723 shares of our common stock are issued and outstanding as of the record date.  Assuming exercise in full of all subscription rights, we estimate that approximately 12,195,446 shares of our common stock will be issued in the rights offering, resulting in a total of 18,293,169 shares issued and outstanding after the rights offering.

Effects of Rights Offering on Our Stock Option Plans and Other Plans

As of December 8, 2016, there were outstanding options to purchase approximately 37,500 shares of our common stock issued or committed to be issued pursuant to stock options granted by the Company.  None of the outstanding options have antidilution or other provisions for adjustment to the exercise price or number of shares which would be triggered by the rights offering.  Each outstanding and unexercised option will remain unchanged and will be exercisable for the same number of shares of common stock and at the same exercise price as before the rights offering.

Other Matters

We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of our common stock from rights holders who are residents of those states or other jurisdictions.  We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in order to comply with the securities law requirements of those states or other jurisdictions.  We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in one of those states or jurisdictions, you will not be eligible to participate in the rights offering.

PLAN OF DISTRIBUTION

On or about [●], 2016, the Company will distribute at no cost the subscription rights to our holders of the Company’s common stock of record as of 5:00 p.m., Eastern Time, on November 21, 2016.  If you wish to exercise your subscription rights, you must timely comply with the exercise procedures described in “The Rights Offering—Exercise of the Subscription Rights.”

We have agreed to pay the subscription agent customary fees plus certain expenses in connection with this rights offering.  We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights.  We are not paying any other fees, commissions, underwriting fees or discounts in connection with this rights offering.

Some of our officers and directors may solicit responses from you as a holder of rights, but we will not pay our officers and directors any commissions or compensation for such services, other than their normal employment or director compensation.  We estimate that the Company’s total expenses in connection with the rights offering will be approximately $150,933.

USE OF PROCEEDS

The net proceeds of the rights offering will be used initially to pay bank indebtedness in the aggregate amount of approximately $2.4 million, with the balance of the net proceeds to be used for working capital and general corporate purposes.  The rights offering gives you the opportunity to participate in this capital raising effort and to purchase additional shares of our common stock.

The Company has evaluated several projects that it wishes to pursue using the proceeds of the rights offering after paying down the bank indebtedness and other general corporate expenditures. These projects include those currently identified by the Company for acquisition, and joint exploration of oil and gas in Kansas and in Texas.  The Company has had several rounds of negotiations with the other parties that are presenting these projects.  However, no final agreements to pursue any of these projects have been signed by the Company primarily because the Company does not have the funds required to make the necessary capital investments in order to acquire an interest in or otherwise pursue such projects.  The Company is unable to specifically identify the other parties to these discussions or to provide details of the discussions, as doing so may jeopardize the ongoing negotiations.  Nor can the Company assure that these potential projects will be still available to the Company when the rights offering is completed.  However, the following is a general description of each currently intended use of proceeds of the rights offering.  The number of the projects that may be undertaken is subject to the amount of proceeds raised in the rights offering.  The initial use of proceeds is as follows:

1.
To repay the currently outstanding borrowings by the Company from its revolving credit facility with Prosperity Bank of Tulsa, Oklahoma in approximate amount of $2.4 million.  This credit facility has a maturity date of January 20, 2018 and an interest rate of prime plus 0.50% per annum. Because the Company’s ability to borrow under this facility is limited as the long period of low crude oil prices continues, the Company has determined to pay down the loan, and raise funds through the rights offering to grow the Company as set out below, while preserving the current banking relationship to provide the opportunity for borrowings to occur in the future if higher oil prices return.

Potential other uses of proceeds are as follows:

2.
To participate in a project on a non-operated basis by drilling a series of exploratory wells in Kansas.  If these wells are successful, additional funds would be required to further develop these opportunities.

3.
To participate in a project to acquire existing production as well as unevaluated acreage and seismic in Kansas.  The Company would operate these properties, but would also bring in a partner familiar with this area to assist in evaluating and developing this opportunity.  Should this prove to be economically attractive, the Company believes that would lead to additional drilling opportunities in this area.

4.
To participate on a non-operated basis in a higher risk exploration play in Texas by drilling a series of wells, to test what the Company believes to be an under-explored area.  Should these wells prove to be economic, this play would provide the Company similar opportunities in a large geographical area, and would present a significant upside potential for growth of the Company.

5.	To further explore the Company’s lease position in Saline County, Kansas by drilling an additional exploratory well.

The Company is continuously evaluating other similar opportunities and acquisitions.  If the exploration and development or other activities undertaken by the Company prove successful, additional capital investment will be required by the Company to build upon those successful results.  In such event, the Company may raise additional equity capital by means other than this rights offering as well as additional borrowings as may become available to the Company in the event commodity pricing improves.  If the rights offering is not fully subscribed, the Company would be limited in pursuing some or all of the above opportunities.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2016 on an:

•	actual basis; and

•
as adjusted basis giving effect to the sale of 12,195,446 shares of our common stock, assuming this rights offering is fully subscribed by subscribers, we do not limit the number of shares that may be purchased by any subscriber, and the receipt of the net proceeds from the rights offering after deducting estimated offering expenses in the amount of $150,933.

The information presented in the table below should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus. This table does not incorporate any uses of proceeds from the rights offering.

(in thousands, except per share data)	Actual Basis (unaudited)	As Adjusted for Completion of the Rights Offering (unaudited)
Total debt:
Long term debt, less current maturities	$2,231	$2,231
Stockholders’ equity:
Common stock, $0.001 par value; authorized 100,000,000 shares; 6,093,634 actual shares issued and outstanding at September 30, 2016; 18,289,380 shares issued and outstanding as adjusted	6	18
Additional paid–in capital	55,782	[●]
Accumulated deficit	(52,255)	(52,255)
Total stockholders’ equity	$3,533	$[●]
Total capitalization	$5,764	$[●]

DESCRIPTION OF OUR COMMON STOCK

The following is a summary description of our common stock and is not intended to be complete.  The Company is a Delaware corporation, and our common stock is subject to the provisions of the Company’s certificate of incorporation and bylaws as amended from time to time under applicable Delaware law.

Our stockholders’ interests consist solely of ownership of shares of a single unnamed series of common stock.  As of the record date, November 21, 2016, 6,097,723 shares of common stock were outstanding.  Other than the single series of common stock, the Company currently has no other forms of equity ownership in the Company, including preferred stock, convertible notes, or warrants, that are outstanding.

The Company files periodic reports containing financial and other information with the SEC (see “Incorporation by Reference” and “Where You Can Find More Information”).  The shares of the Company’s common stock currently outstanding are traded on the NYSE MKT exchange under the symbol “TGC.”

Holders of shares of the Company’s common stock do not have preemptive rights to purchase additional common stock in the event the Company issues additional common stock.  Holders of the Company’s common stock are entitled to one vote per share on matters submitted to them for a vote.

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences relating to the receipt and exercise (or expiration) of the subscription rights acquired through the rights offering and the ownership and disposition of shares of our common stock received upon exercise of the subscription rights, and, in so far as it relates to matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of our tax counsel, Davis Graham & Stubbs LLP.

This summary deals only with subscription rights acquired through the rights offering, and shares of our common stock acquired upon exercise of subscription rights that are held as capital assets by a beneficial owner.  This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such beneficial owners in light of their personal circumstances.  This discussion also does not address tax consequences to holders that may be subject to special tax rules, including, without limitation, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, employee stock purchase plans, partnerships and other pass-through entities or persons holding subscription rights or shares of our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons that acquired subscription rights or shares of our common stock in connection with employment or other performance of services, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, U.S. expatriates, and certain former citizens or residents of the United States.  In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as Medicare contribution taxation or estate, generation skipping or gift taxation).

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions thereunder, as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively.  We have not sought, and will not seek, any rulings from the IRS regarding the matters discussed below.  There can be no assurance that the IRS or a court will not take positions concerning the tax consequences of the receipt of subscription rights acquired through the rights offering by persons holding shares of our common stock, the exercise (or expiration) of the subscription rights, or the acquisition, ownership or disposition of shares of our common stock that are different from those discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of shares of our common stock or subscription rights and (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons as described in Section 7701(a)(30) of the Code have authority to control all substantial decisions of the trust, or (b) that has a valid election in effect to be treated as a United States person.  A “Non-U.S. Holder” is such a beneficial owner (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

In addition, as used throughout this discussion, the phrase “Securities” means both (i) shares of our common stock, and (ii) rights or warrants to acquire shares of our common stock; and the term “Shareholder” means a U.S. holder who is either (i) a holder of shares of our common stock, or (ii) a holder of rights or warrants to acquire shares of our common stock.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is such a beneficial owner, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.  Holders that are partnerships (and partners in such partnerships) are urged to consult their own tax advisors.

SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE, AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS.

Tax Consequences to U.S. Holders

Receipt of Subscription Rights Assuming the Rights Offering is Considered Non-Taxable

Receipt of Subscription Rights

We anticipate that the distribution of subscription rights to a Shareholder with respect to such Shareholder’s Securities will be treated, for U.S. federal income tax purposes, as a non-taxable distribution.  The remainder of this section entitled “—Tax Consequences to U.S. Holders—Receipt of Subscription Rights Assuming the Rights Offering is Considered Non-Taxable” assumes that the receipt by a U.S. Holder of subscription rights with respect to such U.S. Holder’s Securities pursuant to this rights offering is non-taxable for U.S. federal income tax purposes.  However, this conclusion is not free from doubt, and it is possible that the IRS may take a contrary view.

If, by way of example only, receipt by a U.S. Holder of subscription rights were part of a “disproportionate distribution,” then such receipt would be treated as a taxable distribution to such U.S. Holder in an amount equal to fair market value of the subscription rights received.  In such a case, the treatment discussed below under the section entitled “—Tax Consequences to U.S. Holders—Receipt of Subscription Rights if the Rights Offering Is Considered Taxable” would be applicable.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights received by a U.S. Holder is less than 15% of the fair market value of such U.S. Holder’s Securities as of the date the subscription rights are distributed, then such U.S. Holder’s subscription rights should be allocated a zero tax basis for U.S. federal income tax purposes.  However, in such a case, such U.S. Holder may affirmatively elect to allocate a portion of such U.S. Holder’s tax basis in such U.S. Holder’s existing Securities between (i) such U.S. Holder’s Securities and (ii) such U.S. Holder’s subscription rights received pursuant to this offering, in proportion to the relative fair market values of such existing Securities and subscription rights determined as of the date of the receipt of the subscription rights.  If a U.S. Holder chooses to make such an election, then such holder must make this election on a statement included with such holder’s tax return for the taxable year in which such U.S. Holder receives subscription rights pursuant to this offering.  Such an election, if made, is irrevocable.

If the fair market value of the subscription rights received by a U.S. Holder is 15% or more of the fair market value of such U.S. Holder’s Securities as of the date the subscription rights are distributed, then such U.S. Holder must allocate such U.S. Holder’s tax basis in such U.S. Holder’s existing Securities between (i) such U.S. Holder’s shares of Securities, and (ii) such U.S. Holder’s subscription rights received pursuant to this offering, in proportion to the relative fair market values of such existing Securities and subscription rights determined as of the date of the distribution of the subscription rights.

Fair Market Value of Subscription Rights

The fair market value of the subscription rights on the date the subscription rights are received is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights as of that date.  Fair market value is defined generally as the price at which property would hypothetically change hands between a willing buyer and a willing seller, where neither is under any compulsion to buy or sell.  Fair market value is a factual determination.  In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including but not limited to any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed or received, the length of the time period during which the subscription rights may be exercised, the fact that the subscription rights are non-transferable, and any other relevant facts and circumstances.

Exercise of the Subscription Rights

A U.S. Holder will not recognize any gain or loss upon the exercise of subscription rights received pursuant to this rights offering.  A U.S. Holder’s tax basis of shares of our common stock acquired through the exercise of such subscription rights will equal the sum of (i) the subscription price paid for the shares, plus (ii) the tax basis, if any, in the subscription rights immediately prior to such exercise.  The holding period for shares of our common stock acquired through the exercise of such subscription rights should begin on the date the subscription rights are exercised.

Expiration of the Subscription Rights

A U.S. Holder who allows subscription rights received pursuant to this rights offering to expire generally will not recognize any gain or loss upon such expiration.  If, in connection with the receipt of subscription rights pursuant to this offering, a U.S. Holder, by election or otherwise, is allocated a portion of the tax basis in such U.S. Holder’s then existing Securities to such U.S. Holder’s subscription rights, then upon the expiration of such subscription rights, the portion of the tax basis previously allocated to the subscription rights will be re-allocated, or re-attributed, to such U.S. Holder’s Securities, and the tax basis of such Securities will be restored to what it was immediately before the receipt of the subscription rights in this offering.

Receipt of Subscription Rights if the Rights Offering is Considered Taxable

Receipt of Subscription Rights

In general, receipt by a U.S. Holder of subscription rights to acquire shares of our common stock will be taxable if the distribution or issuance (alone or as part of a series of distributions or issuances, including deemed distributions and issuances) either (i) has the result of the receipt of cash or property by some Shareholders, and an increase in the proportionate interests, of other Shareholders, in the assets or earnings and profits of the Company (i.e., a disproportionate distribution, as contemplated in Code Section 305(b)(2)), or (ii) is, at the election of any of the Shareholders, payable either in cash or property in lieu of the rights to acquire additional shares (i.e., a distribution in lieu of money, as contemplated in Code Section 305(b)(1)).  Where the receipt of cash or property is not within 36 months before or after a distribution or series of distributions of stock (including stock rights), the distribution is presumed not to have the result described in (i), above.  As previously indicated, for these purposes, the term “Securities” means shares of our common stock and rights or warrants to acquire shares of our common stock.

During the last 36 months, we have not made any distributions of cash or other property with respect to our stock, nor do we have any intention of making any distributions of cash or other property with respect to our stock within the 36 months following the offering.  Currently, our common stock is our sole outstanding class of stock; we do not have any convertible debt outstanding; and we have no intention of issuing another class of stock or convertible debt.  However, the fact that we have outstanding options could cause, under certain circumstances that cannot currently be predicted (such as a failure to properly adjust the option price in connection with a stock distribution), the receipt of subscription rights pursuant to this offering to be part of a disproportionate distribution, as contemplated in Code Section 305(b)(2).  The Company anticipates that it will take the position that the outstanding options do not cause the subscription rights issued pursuant to this rights offering to be part of a disproportionate distribution, in which case the Company believes the discussion set forth in “—Tax Consequences to U.S. Holders—Receipt of Subscription Rights Assuming the Rights Offering is Considered Non-Taxable” is applicable to all U.S. Holders.  If we were to make a distribution in cash or other property on our common stock within the 36 months following this offering, such distribution could cause the receipt of subscription rights to be treated as part of a disproportionate distribution.

If, contrary to the Company’s anticipated position, the distribution or issuance to a Shareholder pursuant to this offering of subscription rights is considered part of a disproportionate distribution (or part of a distribution in lieu of money), then such distribution would generally be taxable.  With respect to U.S. Holders, in general, a taxable distribution is treated as a dividend to the extent that the fair market value of the subscription rights distributed is allocable to our current and accumulated earnings and profits for the taxable year in which the subscription rights are distributed.  Dividend income received by certain non-corporate U.S. Holders with respect to shares of our common stock generally will be “qualified dividends” subject to preferential rates of U.S. federal income tax, provided that the U.S. Holder meets applicable holding period and certain other requirements.  Subject to similar exceptions for short-term and hedged positions, dividend income on our shares of common stock paid to U.S. Holders that are domestic corporations generally will qualify for the dividends received deduction.  To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of our common stock and thereafter as capital gain (either long-term or short-term depending on your holding period in the stock).

The remainder of the discussion in this section entitled “—Tax Consequences to U.S. Holders —Receipt of Subscription Rights Assuming the Rights Offering is Considered Taxable” assumes that the receipt of subscription rights pursuant to this offering is considered part of a disproportionate distribution and generally taxable to the receiving U.S. Holder.

Tax Basis in the Subscription Rights

If the receipt of subscription rights pursuant to this offering were taxable to a receiving U.S. Holder, then a U.S. Holder’s tax basis in the subscription rights received should be equal to the fair market value of such subscription rights when received, regardless of whether the receipt of subscription rights is treated as a dividend, as a tax-free return of basis, as gain from the sale or exchange of our common stock, or otherwise.

Exercise of the Subscription Rights

If the receipt of subscription rights pursuant to this offering is taxable to the receiving U.S. Holder, then such U.S. Holder will not recognize any gain or loss upon the exercise of such subscription rights.  In such a case, a U.S. Holder’s tax basis of shares of our common stock acquired through the exercise of such subscription rights will equal the sum of (i) the subscription price paid for the shares of our common stock, plus (ii) the tax basis, if any, in the subscription rights immediately prior to such exercise.  The holding period for shares of our common stock acquired through the exercise of the subscription rights should begin on the date the subscription rights are exercised.

Expiration of the Subscription Rights

If the receipt of subscription rights pursuant to this offering is taxable, and a U.S. Holder allows the subscription rights received in this offering to expire, then such U.S. Holder should recognize a short-term capital loss equal to such U.S. Holder’s tax basis in the expired subscription rights.  A U.S. Holder’s ability to use any capital loss may be subject to limitations.

Taxation of the Common Stock

Distributions

Certain distributions with respect to shares of our common stock acquired upon exercise of subscription rights may be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes.

Dividend income received by certain non-corporate U.S. Holders with respect to shares of our common stock generally will be “qualified dividends” subject to preferential rates of U.S. federal income tax, provided that the U.S. Holder meets applicable holding period and certain other requirements.  Subject to similar exceptions for short-term and hedged positions, dividend income on our shares of common stock paid to U.S. Holders that are domestic corporations generally will qualify for the dividends received deduction.  To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of our common stock and thereafter as capital gain.

Dispositions

If you sell or otherwise dispose of shares of common stock acquired upon exercise of subscription rights in a taxable transaction, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in such shares.  Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of disposition.  Long-term capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates of U.S. federal income tax.  The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to the gross proceeds from the disposition of shares of our common stock acquired through the exercise of subscription rights or dividend payments.  Backup withholding (currently at the rate of 28%) may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number, or TIN, (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person on IRS Form W-9 or Substitute Form W-9.  Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  Certain persons are exempt from information reporting and backup withholding, including corporations and financial institutions, provided that they demonstrate this fact, if requested.  You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Net Investment Income Tax

In addition to the United States federal income tax, discussed above, U.S. Holders are subject to an additional 3.8% Medicare tax (the “net investment income tax”) on their “net investment income” to the extent that their net investment income, when added to their other modified adjusted gross income, exceeds certain thresholds (e.g., $250,000 for married individuals filing jointly).  For these purposes, “net investment income” generally equals the taxpayer’s gross investment income (e.g., interest income, dividends and gain from the sale or other disposition of stock) reduced by deductions that are allocable to such income.  The net investment income tax is determined in a manner which is different than the manner in which the U.S. federal income tax is determined.  U.S. Holders are urged to consult their own tax advisors regarding the implications of the net investment income tax.

Taxation of Non-U.S. Holders

Receipt of Subscription Rights Assuming the Rights Offering is Considered Non-Taxable

Receipt of Subscription Rights

As discussed above under the section entitled “—Tax Consequences to U.S. Holders—Receipt of Subscription Rights Assuming the Rights Offering is Considered Non-Taxable—Receipt of Subscription Rights,” the distribution of subscription rights to a Shareholder with respect to such Shareholder’s Securities is generally treated, for U.S. federal income tax purposes, as a non-taxable distribution.  The remainder of this section entitled “—Taxation of Non-U.S. Holders—Receipt of Subscription Rights Assuming the Rights Offering is Considered Non-Taxable” assumes that the receipt by a Non-U.S. Holder of subscription rights with respect to such Non-U.S. Holder’s Securities pursuant to this rights offering is non-taxable for U.S. federal income tax purposes.  However, this conclusion is not free from doubt, and it is possible that the IRS may take a contrary view.

Tax Basis in the Subscription Rights

See the discussion above under the section entitled “—Tax Consequences to U.S. Holders—Receipt of Subscription Rights Assuming the Rights Offering is Considered Non-Taxable—Tax Basis in the Subscription Rights” for a description of how to determine the tax basis of Non-U.S. Holder in the subscription rights received pursuant to this offering.

Exercise of the Subscription Rights

A Non-U.S. Holder will not recognize any gain or loss upon the exercise of subscription rights received pursuant to this rights offering.  A Non-U.S. Holder’s tax basis of shares of our common stock acquired through the exercise of such subscription rights will equal the sum of (i) the subscription price paid for the shares, plus (ii) the tax basis, if any, in the subscription rights immediately prior to such exercise. The holding period for shares of our common stock acquired through the exercise of such subscription rights will begin on the date the subscription rights are exercised.

Expiration of the Subscription Rights

A Non-U.S. Holder who allows subscription rights received pursuant to this rights offering to expire generally will not recognize any gain or loss upon such expiration.  If, in connection with the receipt of subscription rights pursuant to this offering, a Non-U.S. Holder, by election or otherwise, allocated a portion of the tax basis in such Non-U.S. Holder’s then existing Securities to such Non-U.S. Holder’s subscription rights, then upon the expiration of such subscription rights, the portion of the tax basis previously allocated to the subscription rights will be re-allocated, or re-attributed, to such Non-U.S. Holder’s Securities, and the tax basis of such Securities will be restored to what it was immediately before the receipt of the subscription rights in this offering.

Receipt of Subscription Rights if the Rights Offering is Considered Taxable

Receipt of Subscription Rights

See the discussion above under the section entitled “—Tax Consequences to U.S. Holders—Receipt of Subscription Rights Assuming the Rights Offering is Considered Non-Taxable—Receipt of Subscription Rights” for a description of the circumstances under the distribution of subscription rights to a Shareholder with respect to such Shareholder’s Securities could be treated as taxable for U.S. federal income tax purposes.

If, contrary to the Company’s position, the distribution or issuance to a Shareholder pursuant to this offering of subscription rights is considered part of a disproportionate distribution (or part of a distribution in lieu of money), then such distribution would generally be treated as a taxable distribution in an amount equal to the fair market value of the subscription rights.  See the discussion below under the section entitled “—Tax Consequences to Non-U.S. Holders—Taxation of Common Stock—Distributions” for a description of the U.S. income tax consequence to a Non-U.S. Holder of receiving a taxable distribution with respect to our common stock.

The remainder of the discussion in this section entitled “—Taxation of Non-U.S. Holders—Receipt of Subscription Rights Assuming the Rights Offering is Considered Taxable” assumes that the receipt of subscription rights pursuant to this offering is considered part of a disproportionate distribution and generally taxable to the receiving Non-U.S. Holder.

Tax Basis in the Subscription Rights

If the receipt of subscription rights pursuant to this offering is taxable to the receiving Non-U.S. Holder, then the Non-U.S. Holder’s tax basis in the subscription rights received should be equal to the fair market value of such subscription rights when received, regardless of whether the receipt of subscription rights is treated as a dividend, as a tax-free return of basis, as gain from the sale or exchange of our common stock, or otherwise.

Exercise of the Subscription Rights

If the receipt of subscription rights pursuant to this offering is treated as taxable to the receiving Non-U.S. Holder, then such Non-U.S. Holder will not recognize any gain or loss upon the exercise of such subscription rights.  In such a case, a Non-U.S. Holder’s tax basis of shares of our common stock acquired through the exercise of such subscription rights will equal the sum of (i) the subscription price paid for the shares of our common stock, plus (ii) the tax basis, if any, in the subscription rights immediately prior to such exercise.  The holding period for shares of our common stock acquired through the exercise of the subscription rights will begin on the date the subscription rights are exercised.

Expiration of the Subscription Rights

If the receipt of subscription rights pursuant to this offering is taxable, and a Non-U.S. Holder allows the subscription rights received in this offering to expire, then such Shareholder should recognize a short-term capital loss equal to such Shareholder’s tax basis in the expired subscription rights.  A Non-U.S. Holder’s ability to use any capital loss may be subject to limitations.

Taxation of Common Stock

Distributions

Any distributions of cash or property made with respect to our common stock generally will be subject to withholding tax to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes, if any, at a rate of 30% (or a lower rate prescribed in an applicable income tax treaty).  In order to obtain a reduced withholding tax rate, if applicable, you must provide an applicable IRS Form W-8BEN or IRS Form W-8BEN-E certifying your entitlement to benefits under a treaty.  In addition, you will not be subject to withholding tax if you provide an IRS Form W-8ECI certifying that the distributions are effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment within the United States); instead, you generally will be subject to U.S. federal income tax, net of certain deductions, with respect to such income at the same rates applicable to U.S. persons, and if you are a corporation, a “branch profits tax” of 30% (or a lower rate prescribed in an applicable income tax treaty) also may apply to such effectively connected income.

Non-U.S. Holders may be required to periodically update their IRS Forms W-8 in order to remain eligible for a reduced withholding tax rate.  Any distributions with respect to the shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty, provided that such dividends are not effectively connected with the Non-U.S. Holder’s conduct of U.S. trade or business.  Distributions in excess of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles) will first constitute a return of capital that is applied against and reduces the Non-U.S. Holder’s adjusted tax basis in our common stock (determined on a share by share basis), and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, the excess will be treated as gain realized on the sale or other disposition of our common stock as described below under “Sale or Other Disposition of Our Common Stock.”

Dividends that are effectively connected with the conduct of a Non-U.S. Holder’s trade or business within the United States are not subject to U.S. federal withholding tax if such Non-U.S. Holder provides our paying agent or a relevant withholding agent with an IRS Form W-8ECI, but generally will be subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates, unless an applicable income tax treaty provides otherwise.  A foreign corporation may be subject to an additional branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such income.

Dispositions

Subject to the discussions below under “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act,” any gain realized by a Non-U.S. Holder upon the sale or other disposition of shares of our common stock generally will not be subject to U.S. federal income tax unless:

•
that gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment” maintained by the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
we are or have been a United States real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition, and (ii) the Non-U.S. Holder’s holding period for its shares of our common stock and, if shares of our common stock are “regularly traded on an established securities market,” the Non-U.S. Holder held, directly or indirectly, at any time during such period, more than 5% of our issued and outstanding common stock.

Gain described in the first bullet point above will be subject to U.S. federal income tax in the same manner that a U.S. person would be taxed, unless an applicable income tax treaty provides otherwise.  If such Non-U.S. Holder is a foreign corporation, such gain may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such income.

A Non-U.S. Holder described in the second bullet point above will be subject to a 30% U.S. federal income tax on the gain derived from the sale, which may be offset by certain U.S.-source capital losses.

Regarding the third bullet point above, it is likely that we are currently a USRPHC for U.S. federal income tax purposes, and it is likely that we will remain one in the future.  However, so long as our common stock continues to be regularly traded on an established securities market within the meaning of the applicable Treasury regulations, only a Non-U.S. Holder who holds or held more than 5% of our common stock at any time during the shorter of (i) the five-year period preceding the date of disposition and (ii) the holder’s holding period (a “greater-than-five percent shareholder”) will be subject to U.S. federal income tax on the disposition of our common stock.  A greater-than-five percent shareholder generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise.  Such a Non-U.S. Holder generally will be required to file a U.S. federal income tax return in respect of such gain.  No withholding is required upon any sale or other taxable disposition of our common stock if it is regularly traded on an established securities market.  If our common stock ceases to be regularly traded on an established securities market, a Non-U.S. Holder will be subject to tax on any gain recognized on the sale or other taxable disposition of our common stock, and withholding, generally at a rate of 15%, on the gross proceeds thereof, regardless of such Non-U.S. Holder’s percentage ownership of our common stock.

Information Reporting and Backup Withholding

We and other withholding agents must report annually to the IRS the amount of dividends or other distributions paid to Non-U.S. Holders on shares of our common stock and the amount of tax we and other withholding agents withhold on these distributions.  Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides, under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will not be subject to backup withholding (the current rate of which is 28%) on reportable payments the Non-U.S. Holder receives on shares of our common stock if the Non-U.S. Holder provides proper certification (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E) of its status as a non-U.S. person.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States.  However, information reporting will apply if a Non-U.S. Holder sells shares of our common stock outside the United States through a U.S. broker or a broker that is a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or a foreign partnership that, at any time during its tax year, either is engaged in the conduct of a trade or business in the United States or has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interests in the partnership.  If a sale or other disposition is made through a U.S. office of any broker, the broker will be required to report the amount of proceeds paid to the Non-U.S. Holder to the IRS and also to backup withhold on that amount unless the Non-U.S. Holder provides appropriate certification (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E) to the broker certifying the Non-U.S. Holder’s status as a non-U.S. person or other exempt status.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is properly furnished to the IRS on a timely basis.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) generally impose a 30% withholding tax on “withholdable payments,” which include dividends on our common stock and gross proceeds from the disposition of our common stock paid to (i) a foreign financial institution (as defined in Section 1471 of the Code) unless it agrees to collect and disclose to the IRS information regarding direct and indirect U.S. account holders and (ii) a non-financial foreign entity unless it certifies certain information regarding substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity.  Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.  Under U.S. Treasury regulations and IRS guidance, the withholding obligations described above apply to payments of dividends on our common stock, and will apply to payments of gross proceeds from a sale or other disposition of our common stock on or after January 1, 2019.  Prospective Non-U.S. Holders should consult their own tax advisors with respect to the potential tax consequences of FATCA.

NONE OF THE PRECEDING DISCUSSION IN THIS SECTION ENTLTLED “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” IS TAX ADVICE.  HOLDERS OF SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE, AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS.

LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon for us by Cary V. Sorensen, the General Counsel of the Company.  Certain matters regarding the material U.S. federal income tax considerations of the rights offering have been passed upon for us by Davis Graham & Stubbs LLP, Denver, Colorado.

EXPERTS

Our consolidated financial statements as of December 31, 2013, 2014 and 2015 incorporated in this prospectus by reference from the Tengasco, Inc. Annual Report on Form 10-K for the year ended December 31, 2015 have been so included in reliance upon the reports of Hein & Associates LLP, independent registered public accounting firm, to the extent and for the periods set forth in its reports, given upon the authority of said firm as experts in accounting and auditing.

Reserve analysis and information as of December 31, 2015, included in this prospectus and the Registration Statement on Form S-1 that includes this prospectus have been so included in reliance on the reserve report dated January 25, 2016 prepared by LaRoche Petroleum Consultants, Ltd. of Dallas, Texas.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  We also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the securities covered by this prospectus.  This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits.  You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549.  You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.  You can also find our public filings with the SEC on the internet at a website maintained by the SEC located at http://www.sec.gov.  We also make available on our website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC.  Our website address is www.tengasco.com.  The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

[●], 2016

TENGASCO, INC.

SUBSCRIPTION RIGHTS TO PURCHASE AN AGGREGTE OF UP TO 12,195,446 SHARES OF COMMON STOCK

UP TO 12,195,446 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE SUBSCRIPTION RIGHTS

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus.  You must not rely on unauthorized information.  This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.  Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this prospectus.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by us in connection with the issuance and distribution of the securities being offered.  All items below are estimates.  The registrant will pay all of such expenses.

Securities and Exchange Commission registration fee	$933
NYSE MKT listing fee	14,000
Accounting and advisor fees and expenses	66,000
Legal fees and expenses	60,000
Subscription agent fees and expenses	10,000
Total	$150,933

Item 14.  Indemnification of Directors and Officers.

Tengasco, Inc. (the “Company”) is incorporated in Delaware.  Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that, to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145 of the DGCL.

The Company’s amended certificate of incorporation provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent that the DGCL or any other law of the State of Delaware and permits the limitation or elimination of the liability of directors.

The Company’s amended bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law.  The Company’s amended bylaws also permit the Company to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as its officer, director, employee or agent, regardless of whether Delaware law would permit indemnification.  Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.  The Company has purchased and maintains directors’ and officers’ liability insurance pursuant to these provisions.

The Company has entered into indemnification agreements with each of its current directors and officers and intends to enter into indemnification agreements with each of its future directors and officers.  These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.  The Company believes that the indemnification agreements will facilitate its ability to continue to attract and retain qualified individuals to serve as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.  Recent Sales of Unregistered Securities

None.

Item 16.  Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits.

See the Exhibit Index filed as part of this registration statement.

(b)	Financial Statement Schedules.

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)          That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Greenwood Village, State of Colorado, on December 9, 2016.

Tengasco, Inc.
(Registrant)

By:	/s/ Michael J. Rugen
Name:	Michael J. Rugen
Title:	Chief Executive Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Director	December 9, 2016
Matthew K. Behrent

*	Director	December 9, 2016
Hughree F. Brooks

*	Director	December 9, 2016
Peter E. Salas

*	Director	December 9, 2016
Richard M. Thon

* /s/ Cary V. Sorensen	Attorney-in-Fact	December 9, 2016
Cary V. Sorensen

EXHIBIT INDEX

Exhibit No.	Description
3.1	Delaware Certificate of Incorporation (Incorporated by reference to Exhibit B to registrant’s Definitive Proxy Statement on Schedule 14A filed on May 2, 2011).

3.2
Amended and Restated Bylaws as of November 13, 2014 (Incorporated by reference to Exhibit 3.2 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 30, 2015).

3.3
Agreement and Plan of Merger of Tengasco, Inc., a Tennessee corporation, with and into Tengasco, Inc., a Delaware corporation dated April 15, 2011 (Incorporated by reference to Exhibit B to registrant’s Definitive Proxy Statement on Schedule 14A filed on May 2, 2011).

3.4
Certificate of Amendment to Certificate of Incorporation filed on March 23, 2016 (Incorporated by reference to Exhibit 3.4 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2015 filed on March 30, 2016).

4.1*	Form of Rights Certificate.

4.2*	Subscription Agent Agreement dated October 13, 2016 between Tengasco, Inc. and Continental Stock Transfer & Trust Company.

5.1*	Opinion of Cary V. Sorensen as to the validity of the common stock of Tengasco, Inc.

8.1**	Opinion of Davis Graham & Stubbs LLP as to certain tax matters.

10.1+	Tengasco, Inc. Stock Incentive Plan (Incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-8 filed on October 26, 2000).

10.2+	Amendment to the Tengasco, Inc. Stock Incentive Plan dated May 19, 2005 (Incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S-8 filed on June 3, 2005).

10.3
Loan and Security Agreement dated June 29, 2006 between Tengasco, Inc. and Citibank Texas, N.A. (Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K dated June 29, 2006).

10.4
Subscription Agreement of Hoactzin Partners, L.P. for the registrant’s ten well drilling program on its Kansas Properties dated August 3, 2007 (Incorporated by reference to Exhibit 10.15 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2007 filed on March 31, 2008 [the “2007 Form 10-K”]).

10.5
Agreement and Conveyance of Net Profits Interest dated September 17, 2007 between Manufactured Methane Corporation, as Grantor, and Hoactzin Partners, L.P., as Grantee (Incorporated by reference to Exhibit 10.16 to the 2007 Form 10-K).

Exhibit No.	Description
10.6
Agreement for Conditional Option for Exchange of Net Profits Interest for Convertible Preferred Stock dated September 17, 2007 between Tengasco, Inc., as Grantor, and Hoactzin Partners, L.P., as Grantee (Incorporated by reference to Exhibit 10.17 to the 2007 Form 10-K).

10.7
Assignment of Notes and Liens dated December 17, 2007 between Citibank, N.A., as Assignor, Sovereign Bank, as Assignee, and Tengasco, Inc., Tengasco Land & Mineral Corporation and Tengasco Pipeline Corporation, as Debtors (Incorporated by reference to Exhibit 10.18 to the 2007 Form 10-K).

10.8	Management Agreement dated December 18, 2007 between Tengasco, Inc. and Hoactzin Partners, L.P. (Incorporated by reference to Exhibit 10.20 to the 2007 Form 10-K).

10.9+	Amendment to the Tengasco, Inc. Stock Incentive Plan dated February 1, 2008 (Incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-8 filed on June 3, 2008).

10.10
Assignment of Credit Facility to F&M Bank and Trust Company (Incorporated by reference to Exhibit 10.15 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2010 filed on March 31, 2011).

10.11
Twelfth Amendment to Loan and Security Agreement dated January 29, 2013 between Tengasco, Inc., as borrower, and F&M Bank & Trust Company, as lender (Incorporated by reference to Exhibit 10.19 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 29, 2013).

10.12
Thirteenth Amendment to Loan and Security Agreement dated March 6, 2013 between Tengasco, Inc., as borrower, and F&M Bank & Trust Company, as lender (Incorporated by reference to Exhibit 10.20 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 29, 2013).

10.13
Fourteenth Amendment to Loan and Security Agreement dated October 24, 2013 between Tengasco, Inc., as borrower, and F&M Bank & Trust Company, as lender (Incorporated by reference to Exhibit 10.16 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 31, 2014).

10.14
Fifteenth Amendment to Loan and Security Agreement dated March 17, 2014 between Tengasco, Inc., as borrower, and F&M Bank & Trust Company, as lender (Incorporated by reference to Exhibit 10.17 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 31, 2014).

10.15
Sixteenth Amendment to Loan and Security Agreement dated September 23, 2014 between Tengasco, Inc., as borrower, and Prosperity Bank, as lender (Incorporated by reference to Exhibit 10.18 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 30, 2015).

Exhibit No.	Description
10.16
Seventeenth Amendment to Loan and Security Agreement dated March 16, 2015 between Tengasco, Inc., as borrower, and Prosperity Bank, as lender (Incorporated by reference to Exhibit 10.19 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 30, 2015).

10.18
Eighteenth Amendment to Loan and Security Agreement dated March 28, 2016 between Tengasco, Inc., as borrower, and Prosperity Bank, as lender (Incorporated by reference to Exhibit 10.20 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 30, 2015).

21.1	List of subsidiaries (Incorporated by reference to Exhibit 21 to the 2007 Form 10-K).

23.1*	Consent of LaRoche Petroleum Consultants, Ltd.

23.2**	Consent of Hein & Associates LLP.

23.3*	Consent of Cary V. Sorensen (included in the Exhibit 5.1).

23.4**	Consent of Davis Graham & Stubbs LLP (included in the Exhibit 8.1).

24.1*	Power of Attorney.

99.1
Report of LaRoche Petroleum Consultants, Ltd. has been added to the filing for the year ended December 31, 2015 (Incorporated by reference to Exhibit 99.1 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2015 filed on March 30, 2016).

99.2*	Form of Instructions for Use of Subscription Rights Certificates.

99.3*	Form of Letter to Record Holders of Common Stock.

99.4*	Form of Letter to Brokers and Other Nominee Holders.

99.5*	Form of Letter to Beneficial Holders.

99.6*	Form of Beneficial Owner Election Form.

99.7*	Form of Nominee Holder Certification.

*	Previously filed.

**	Filed herewith.

+	Management contract or compensatory plan or arrangement.